SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  June 4, 1996
                Date of Report (Date of earliest event reported)


                       CHILDREN'S BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)


         Minnesota                     0-21534                  41-1663712
(State or other jurisdiction     (Commission File No.)     (IRS Employer ID No.)
     of incorporation)


              724 First Street North, Minneapolis, Minnesota 55401
                    (Address of principal executive offices)


                                 (612) 338-3300
              (Registrant's telephone number, including area code)




ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

         On June 4, 1996, the Company acquired all of the issued and outstanding stock of Radio Elizabeth, Inc. ("REI"), which holds a Federal Communications Commission ("FCC") license for WJDM-AM Radio Station licensed to Elizabeth, New Jersey on the 1530 kHz frequency. Under the terms of the Stock Purchase Agreement entered into in January 1996, between the Company and John R. Quinn ("Seller"), the sole shareholder of REI, the aggregate consideration for the acquisition was $11,500,000, $10,000,000 of which was to be paid in cash and the remainder over ten years pursuant to the terms of a Non-Competition and Consultancy Agreement. On June 1, 1996, pursuant to an agreement of the parties to amend the purchase terms, the Company entered into a Securities Agreement ("Securities Agreement") with the Seller pursuant to which the Seller agreed to accept 270,468 Shares of Company Common Stock in lieu of $2,500,000 of the cash portion of the purchase price, and the Company issued such Shares in accordance with that Agreement. The 270,468 shares were issued to Seller at the closing of the transaction which was completed on June 4, 1996. In accordance with the Securities Agreement, the Seller or subsequent holder were granted certain rights exercisable prior to September 1, 1996 with respect to registration of such Shares under the Securities Act of 1933, as amended. To secure the obligation, the Company escrowed $2,500,000. The Seller has subsequently requested registration of the Shares issued to him, and the Company intends to proceed to file a Registration Statement under the Act with respect to the Shares. If the Company fails to complete such registration by July 31, 1996, the Seller will have the right to exchange such Shares for the $2,500,000 held in escrow; which would materially and adversely impact the Company's working capital.

         The FCC granted its consent to the transfer of control of REI by action taken on April 11, 1996. On May 16, 1996, a "Petition for Reconsideration or to Set Aside Grant of Application Pending Action on Request for Declaratory Ruling" was filed by Press Broadcasting Company, Inc. Because of this filing, the FCC consent to the transfer of control is not a final action, and is thus subject to possible rescission, review or further appeal. In recognition of this possibility, the parties entered into an Unwind Agreement at closing which provides that in the event of recision of the FCC grant of its consent, the parties would "unwind" the transaction which would place the parties back in their preclosing positions. The Unwind Agreement does not require the Seller to escrow funds for, or to collateralize his obligations under, the Unwind Agreement, and the Company would be at risk in the event the Seller failed, or was unable, to rescind or unwind the transaction. In addition, if the transfer of control of the FCC license were rescinded by the FCC, the Company would lose market coverage in all or portions of the New York City AM radio market, which is currently the largest in the United States. If the Company would be unable to make an alternate acquisition in such market, the revenue generated from its network would be materially and adversely affected.

         REI, in addition to its license for operation on 1530 kHz, presently has issued to it a special temporary authorization ("STA") for operation on 1660 kHz at 10kW power, which provides coverage of a significant portion of the New York market. WJDM has been broadcasting the Company's Radio AAHS(R) programming in the nation's largest radio market since February 1, 1996, over its 1660 kHz frequency pursuant to a local programming and marketing agreement. The STA frequency is located in a portion of the spectrum referred to as the expanded band ("Expanded Band") recently allocated by the FCC and assigned to certain AM broadcasters in order to implement Congressional policy. REI and other Expanded Band licensees are expected to be allowed to operate on both their original frequencies and the Expanded Band frequencies for a period of five years, after which time the licensee must elect which frequency on which it will continue broadcasting. There can be no assurance that REI will ever receive a permanent license to an Expanded Band frequency, and failure to obtain such a license would leave the Company broadcasting from only the existing licensed frequency, which at 1 kw power does not cover the New York market, thereby resulting in a substantial diminution of the value of the Company's investment in REI. Most radio receivers produced prior to 1990 cannot receive Expanded Band frequencies.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements of businesses acquired.

                  It is impractical for the Registrant to provide required financial statements specified in Rule 3-05(b) for the acquisition described in Item 2. The Registrant intends to file such financial statements within 60 days.

         (b)      Pro forma financial information.

                  It is impractical for the Registrant to provide required pro forma financial information. The Registrant intends to file such financial statements within 60 days.

         (c)      Exhibits.

                  10.1 Stock Purchase Agreement dated January 19, 1996, as amended, between the Company and John Quinn (incorporated by reference to Exhibit 10.47 to Registrant's Registration Statement on Form S-2, File No. 33-80721).

                  10.2 Securities Agreement dated June 3, 1996 between the Company and John Quinn.

                  10.3 Escrow Agreement dated June 1, 1996 between the Company, John R. Quinn and Pepper & Corazzini, L.L.P.

                  10.4 Form of Stock Purchase Warrant dated June , 1996 granted by the Company to Brenner Securities Corporation.

                  10.5 Unwind Agreement dated June 1, 1996 between the Company and John R. Quinn.

                  10.6 Non-Competition and Consultancy Agreement dated June 1, 1996, between John R. Quinn and the Company.






                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CHILDREN'S BROADCASTING CORPORATION




Dated:  June 17, 1996.               By: /s/ James G. Gilbertson
                                         James G. Gilbertson
                                         Executive Vice President and
                                         Chief Financial Officer